Exhibit 99.1

Investor Relations

712.732.4117

Meta Financial Group, Inc.® Reports Results for Second Quarter

Meta Payment Systems net income increases 61% over prior year

Highlights for the fiscal 2009 second quarter ended March 31, 2009

•                 Meta Financial Group (MFG) quarterly net income from continuing operations of $1.2 million

•                 Meta Payment Systems (MPS) quarterly 2009 fee revenue was a record $33.0 million, 187% over 2008

•                 MPS quarterly net income of $3.5 million was 61% higher than the 2008 same quarter

•                 MPS filed eight patents during the 2009 second fiscal quarter relating to the addition of functionality and ancillary products to prepaid cards

•                 MPS second quarter average deposits of $531.1million up $186.8 million or 54% from the prior year quarter

STORM LAKE, IOWA — (May 14, 2009) Meta Financial Group (Nasdaq: CASH - NEWS; the Company) reported earnings for the 2009 second quarter of $1.2 million or 45 cents per diluted share compared to earnings of $3.0 million or $1.16 per diluted share for the second quarter of 2008.  Earnings in the 2008 second quarter included an after-tax gain of $1.8 million from the sale of the MetaBank West Central bank subsidiary.  Excluding this prior year non-recurring event, earnings were unchanged at $1.2 million for the period.  Quarterly earnings were primarily driven by a $21.5 million increase in fee revenue from the Company’s Meta Payment Systems (MPS) unit, a 187% increase over 2008.  Further, an additional loan loss reserve of $4.2 million ($2.6 million after taxes) was recorded in the second quarter of 2009 in connection with loans to two commercial borrowers, one of which was originally disclosed in October 2008.  Year to date earnings for the six months ended March 31, 2009 were $1.8 million or 71 cents per diluted share compared to 2008 earnings of $2.3 million or 87 cents per share, and $0.4 million or 16 cents per share excluding the prior year non-recurring item.

President and Chief Executive Officer J. Tyler Haahr commented, “Adjusted for the reserve taken on two commercial loan relationships, our banking and MPS units performed as well as expected during the quarter given the unsettled economic picture.  Despite the economic environment, our net interest margin expanded nicely and MPS had its biggest quarter ever in both revenue and income.  We believe that the last half of the current fiscal year will benefit from a more productive asset utilization and additional emphasis on cost control.”

	Three Months Ended			Six Months Ended
Summary Financial Data *	3/31/09	12/31/08	3/31/08	3/31/09	3/31/08
Net Interest Income — millions	$8.2	$6.2	$6.2	$14.4	$11.5
Non Interest Income — millions	33.6	15.5	12.3	49.1	18.4

Net Income — millions	1.2	0.7	3.0	1.8	2.3
Diluted earnings per share	0.45	0.26	1.16	0.71	0.87

Net interest margin	3.96%	3.49%	3.59%	3.74%	3.52%
Non-performing assets - % of total assets	1.24%	1.98%	0.39%

MPS active cards — millions	17.8	17.9	11.4
MPS transaction volume — billions	$2.9	$2.4	$2.3	$5.4	$3.9

* See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the second quarter of fiscal year 2009 reached a record $44.1 million compared to $22.2 million for the same quarter in fiscal year 2008.  The growth for the quarter was driven primarily by increased Meta Payment Systems fee income.  Interest income increased slightly, by $0.6 million or 6%.

Total revenue for the current six months ended March 31, 2009 was $68.4 million compared to $37.2 million in 2008, an increase of $31.2 million or 84%.  Interest income increased slightly, $0.5 million or 3%.

Net Interest Income

Net interest income for the second quarter was $8.2 million, up $2.0 million or 32% from the same quarter last year.  Net interest margin increased to 3.96% for the second quarter of 2009 as compared to 3.59% for the same period in 2008.  The increase in net interest income is primarily attributable to lower average rates paid on interest-bearing liabilities, 2.09% in the 2008 quarter to 1.06% in 2009, caused in part by a continued shift in the liability mix toward low- and no-cost deposits provided by MPS.  Both asset yields and liability costs decreased over the period.  However, higher asset balances and a more favorable deposit mix positively impacted the margin.  In addition to the above factors, the margin also was expanded by the contribution of the growing tax preparation business to the loan portfolio.  As of March 31, 2009, low- and no-cost checking deposits represented 79% of total deposits compared to 76% one year earlier.  The increase was driven by growth of $131.3 million in MPS deposits, as of the end of the quarter, as compared to one year earlier, a 39% increase.

Net interest income for the six months ended March 31, 2009 was $14.4 million, up $2.9 million or 25% higher than 2008.  Contributing to this increase was an 18% increase in earning assets, a shift in the mix of earning assets to higher-yielding loans, a shift in the mix of liabilities to lower costing deposits, and a 22 basis point increase in net interest margin as reduced funding costs outpaced lower asset yields.

Non-Interest Income

Non-interest income reached a record high for the Company.  Second quarter fiscal 2009 non-interest income of $33.6 million increased $21.3 million, or 173%, over the same quarter for 2008.  MPS fee income grew by $21.5 million or 187% due to increases in existing business and the successful expansion of the seasonal tax programs compared to the corresponding 2008 quarter.  MPS second quarter non-interest income increased from the first fiscal 2009 quarter by $17.9 million or 119% due to the same factors.

Non-interest income for the six months ended March 31, 2009 was an increase of $30.7 million, or 167%, over the same period in the prior year.  MPS fee income accounts for $31.1 million of the comparable period growth and relates to the same factors mentioned above.

Non-Interest Expense

Non-interest expense grew $13.3 million, or 81%, to $29.7 million for the second quarter of fiscal year 2009 as compared to the same period in the prior fiscal year.  The bulk of the increase occurred in card processing and personnel-related expense and primarily was the result of the seasonal tax programs and continued growth in MPS.  These costs primarily are variable in nature and will continue to increase as MPS introduces more programs and issues more cards.  However, it is anticipated that overall operating expense as a percentage of total revenue will gradually diminish. The second fiscal quarter marks the second consecutive quarter that this ratio improved.

Card Processing expense was $9.9 million higher than the same period in 2008, primarily due to increased sales and transaction volumes from the expansion of existing programs at MPS.  Processing expense increases are attributable to settlement functions for value loading, card sales and anticipated growth of existing products.

Compensation expense was $8.3 million for the second quarter of fiscal year 2009, up $1.8 million or 28% from the same period in 2008.  Staff was added to support new business growth and the expansion of existing client programs within MPS.

Data processing expense was $0.8 million for the second quarter of fiscal year 2009, up $0.5 million or 167% from the same period in 2008 primarily relating to the origination and system-of-record functions of the tax programs and to increased transaction volumes from MPS programs.

Fiscal year-to-date 2009 non-interest expense increased by $19.1 million, or 66%, to $48.2 million.  Card processing expenses increased 148% to $20.1 million and personnel costs increased by 30% to $15.8 million, primarily related to MPS growth.

Credit Quality

Non-performing loans at March 31, 2009 were $7.3 million representing 1.7% of total loans compared to $7.5 million, or 1.7% at September 30, 2008.  Non-performing assets at March 31, 2009 were $11.0 million representing 1.24% of total assets compared to $7.5 million, or 0.99% at September 30, 2008.  The Company’s non-performing asset balance increased during the second quarter of fiscal year 2009 due to increases in other repossessed assets arising from collateral liquidation for two commercial borrowers.  The Company continues to have no direct exposure to subprime mortgage loans or securities.  The Bank’s lending markets have experienced some softening economic conditions but substantially less than national averages.  In consideration of this, lending growth is expected to be modest during the near term.

Loans

Total loans, net of allowance for loan losses, decreased $8.7 million, or 3.6%, to $419.3 million during the six months ended March 31, 2009.  This decrease primarily relates to a decrease of $17.6 million in commercial business and agricultural operating loans due to pay downs and transfers to other repossessed assets and an increase in the allowance for loan losses of $5.5 million.

$7.4 million of the allowance increase relates to the continuation and completion of the seasonal MPS tax preparation credit product and the related forecasted defaults, which are significantly less than program revenues.   In addition to the Company’s allowance for this line of business, a contractual arrangement with this partner also provides for certain credit loss protection mechanisms.  At this juncture it appears that this element will not be implemented during fiscal 2009 due to the satisfactory performance of the portfolio.

Offsetting the above decrease in net loans was an increase in commercial and multi-family real estate loans of $13.6 million.

Deposits and Other Liabilities

The Company continues to grow its low- and no-cost deposit portfolio as a result of growth in new and existing programs at MPS.  Total MPS deposits were up $135.5 million, or 41%, at March 31, 2009, as compared to September 30, 2008.  A portion of this increase results from seasonal gift card deposits that remain unspent and were not present at September 30, 2008, however, non-gift card organic growth also contributed to increase.  Due to the influx of deposits, the Company was able to reduce its short-term borrowings by $31.1 million during the six months ended March 31, 2009.

Business Segment Performance

Meta Payment Systems

MPS reached a record level of net income for any quarter at $3.5 million, or $1.34 per diluted share, during the second quarter of fiscal year 2009. This compared to net income of $2.2 million, or 82 cents per diluted share, for the same period last year.

MPS quarterly revenue grew by 139%, from $15.2 million in fiscal 2008 to $36.4 million in 2009, notwithstanding a 244 basis point reduction in the average transfer pricing yield received for its deposits from 3.84% in 2008 to 1.40% in the 2009 period. The interest income effect of this rate decrease was $3.6 million and was partially offset by a $2.4 million increase due to higher deposit balances.  In addition, MPS realized a $1.2 million increase in interest income from external sources from the prior year quarter.

Non-interest income for the quarter grew dramatically from $11.5 million in fiscal 2008 to $33.0 million, or 187%, in 2009.  The growth, primarily fees, was spread among managed business programs and to a lesser extent in credit and sponsorship programs.

Current year non-interest expenses increased by $12.9 million, or 111%, due to volume-driven increases in program support costs and investments in operational infrastructure and product development.  These investments led, in part, to the filing of eight patents during the quarter (three provisional and five non-provisional and international) and 32 patents since the inception of MPS.

Traditional Banking

The Traditional Banking segment recorded a net loss from continuing operations of $1.9 million, or 75 cents per diluted share, for the second quarter of fiscal year 2009, compared to a net loss from continuing operations of $0.7 million, or 28 cents per diluted share for the same period last year.  2009 results benefited from an increase in net interest income from continuing operations of $2.2 million from the prior year period but were more than offset by the aforementioned loan loss reserve increments.  Non-interest income contracted slightly by $0.1 million and non-interest expense grew by $0.3 million.

Other Information

Meta Financial Group and MetaBank continue to meet and exceed federal regulatory requirements for classification as well-capitalized institutions.

This press release and other important information about the Company are available at http://www.metacash.com.

Corporate Profile: Meta Financial Group, Inc.®, (doing business as Meta Financial Group) is the holding company for MetaBankTM and Meta Trust Company®.  MetaBankTM is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Thirteen retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBankTM and Meta Trust®, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)	March 31, 2009	September 30, 2008
Assets
Cash and cash equivalents	$16,941	$8,151
Investments and mortgage-backed securities	335,539	203,834
Loans receivable, net	419,275	427,928
Other assets	118,744	117,343
Total assets	$890,499	$757,256

Liabilities
Deposits	$686,642	$545,972
Other borrowings	133,519	147,683
Other liabilities	22,185	16,794
Total liabilities	842,346	710,449

Shareholders’ equity	48,153	46,807
Total liabilities and shareholders’ equity	$890,499	$757,256

Consolidated Statements of Income

	For the 3 Months		For the 6 Months
	Ended March 31:		Ended March 31:
(Dollars In Thousands, Except Share and Per Share Data)	2009	2008	2009	2008

Interest income	$10,533	$9,895	$19,260	$18,794
Interest expense	2,289	3,679	4,855	7,304
Net interest income	8,244	6,216	14,405	11,490
Provision for loan losses	10,270	200	12,399	70

Net interest income after provision for loan losses	(2,026)	6,016	2,006	11,420
Non-interest income	33,611	12,285	49,146	18,415
Non-interest expense	29,650	16,355	48,202	29,141
Income from continuing operations before income tax expense	1,935	1,946	2,950	694
Income tax expense from continuing operations	760	743	1,102	281
Income from continuing operations	1,175	1,203	1,848	413

Gain on sale from discontinued operations before taxes	—	2,309	—	2,309
Income from discontinued operations before taxes	—	4	—	76
Income tax expense from discontinued operations	—	478	—	500
Income from discontinued operations	—	1,835	—	1,885

Net income	$1,175	$3,038	$1,848	$2,298

Earnings per common share
Basic-income from continuing operations	$0.45	$0.47	$0.71	$0.16
Basic-net income	$0.45	$1.18	$0.71	$0.89
Diluted-income from continuing operations	$0.45	$0.46	$0.71	$0.16
Diluted-net income	$0.45	$1.16	$0.71	$0.87

Selected Financial Information

For the 6 Months Ended March 31,	2009	2008
Return on average assets-continuing operations	0.21%	0.12%
Return on average equity-continuing operations	3.85%	2.02%
Average shares outstanding for diluted earnings per share	2,597,655	2,638,333

At Period Ended:	March 31, 2009	September 30, 2008
Equity to total assets	5.41%	6.18%
Book value per common share outstanding	$18.50	$18.00
Tangible book value per common share outstanding	$17.56	$17.15
Common shares outstanding	2,602,655	2,601,103
Non-performing assets to total assets-continuing operations	1.24%	0.99%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588